National Technical Systems, Inc.	Executive Office 24007 Ventura Boulevard Calabasas, California 91302 Tel: (818) 591-0776 Fax: (818) 591-0899

NEWS RELEASE for June 12, 2006 7:30AM EST
Contact:	BPC Financial Marketing John Baldissera 800-368-1217	National Technical Systems Lloyd Blonder, Sr. V.P. & C.F.O. 818-591-0776

National Technical Systems Acquires B & B Technologies

Calabasas Ca- June 12, 2006 National Technical Systems Inc. (NASDAQ: NTSC) (NTS), a leading provider of engineering services, announced today That NTS Technical Systems a wholly-owned subsidiary of (NTS) has acquired B & B Technologies, Inc (BBT), a systems integration firm headquartered in Albuquerque, New Mexico. Terms of the acquisition were not disclosed.

BBT designs and integrates test, measurement, automation, data acquisition and control systems utilizing diverse hardware platforms, operating systems, and instrumentation standards. BBT handles projects ranging from LabVIEW instrument drivers to full-blown automated turnkey systems. Over the past 14 years B & B Technologies has developed valuable long term relationships with key defense, aerospace and commercial companies, including Sandia National Labs, Honeywell, General Dynamics, L 3 Communications and ATK. “The acquisition of B & B Technologies provides extensive additional capabilities to enhance the services offered by our other laboratories across the country.” stated William McGinnis, President and CEO of NTS.

NTS Director of Corporate Development, Derek Coppinger stated, “This acquisition is part of our growth strategy to provide a broader scope of engineering services to our clients. We are focused on becoming the single solution for engineering services for our customers and the addition of B & B moves us in that direction.”

Lance Butler, CEO of B & B Technologies stated, “We are very excited to join the NTS organization. Our services are very complementary and there are many opportunities for us to work together with each other’s customers and services.”

About National Technical Systems, Inc.

        National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and IT staffing services. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

        The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associate with uncertainties pertaining to operating new facilities, customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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